ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of this 27th day of October, 2011, by and between Vericimetry Funds, a Delaware statutory trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of beneficial interests (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration and fund accounting services to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment

The Trust hereby appoints the Administrator as administrator and fund accountant of the Funds for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Services as Administrator

(a)   Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will provide the services listed on Schedule B hereto.  The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

(b)   The Trustees of the Trust shall cause each Fund’s investment adviser (the “investment adviser”), and those officers, trustees, legal counsel, independent accountants and other service providers and agents of a Fund, past or present, that are not affiliated with the Administrator, to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Funds and the Trust as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder.  In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to rely upon any and all instructions, advice, information or documents provided to the Administrator reasonably believed by it to have been duly authorized by an officer or representative of the Funds or by any of the aforementioned persons.  The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Trust. The Administrator shall not be held to have notice of any change of authority of the investment adviser or any service provider of a Fund, nor any officer, agent, representative or employee of the Trust, investment advisers(s) or service provider until receipt of written notice thereof from the Trust or the relevant Fund.

(c)   In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Trust pursuant to its duties hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  Subject to the terms of Section 6, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by the Administrator for the Trust.

(d)   It is understood that in determining security valuations, the Administrator may employ one or more pricing services (the “pricing service”), as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Trust and the Funds.  The Trust shall identify to the Administrator the pricing services to be utilized on behalf of the Trust. The Administrator shall use such services to price the securities and any other holdings of the Trust for which market quotations or prices are available.  With respect to those securities or other holdings for which prices are not provided by the pricing service(s) utilized by the Administrator, the Trust shall approve, in good faith, the method for determining the fair value of the securities.  The investment adviser shall determine or obtain the valuation of such securities in accordance with the policies and procedures adopted by the Trust with respect to the Funds and approved by the Trust’s Board of Trustees (the “Board” or the “Trustees”) for the purpose of determining such fair values, and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values.  The Administrator is authorized to rely on the prices provided by the pricing service, the investment adviser, or an authorized representative of the Trust without investigation or verification.

(e)   The Board and the investment adviser are responsible for all compliance matters relating to the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in each Fund’s Prospectus and Statement of Additional Information.  The Administrator’s monitoring and other functions hereunder shall not relieve the Board and the investment adviser of their primary day-to-day responsibility for assuring such compliance.

(f)   The Trust represents that shares of each Fund is or will be lawfully eligible for sale in each jurisdiction indicated for such Fund.

(g)   The Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon the Trust’s reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

3.	Fees; Delegation; Expenses

(a)   In consideration of the services rendered pursuant to this Agreement, the Trust will pay the Administrator a fee, computed daily and payable monthly based on monthly net assets as provided in Schedule C hereto, plus out-of-pocket expenses..  In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions by any Fund, the Administrator shall be entitled to additional fees as provided in Schedule C. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum.  Basis point fees and minimum annual fees apply separately to each Fund and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum.  Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties in writing from time to time. The parties may amend this Agreement pursuant to Section 6(b) of this Agreement to include fees for any additional services requested by the Trust, enhancements to current services, or to add one or more Funds for which the Administrator has been retained.  The Trust agrees to pay the Administrator a fee for the additional services provided, or for enhancements to existing services currently provided as set forth in Schedule C, provided such amendment has been approved in writing by each party.

(b)   For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Trust’s Prospectuses and resolutions of the Trust's Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable. Any such fee attributable to a Fund shall be a separate charge to that Fund and shall be the several obligation of such Fund.

(c)   The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein.  The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and Trustees; Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.  Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Trust, will be borne by the Funds’ investment adviser, except for such expenses permitted to be paid by the Trust under a distribution plan adopted in accordance with applicable laws.  The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Trust.

(d)   Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis.  The Trust agrees to pay all fees within thirty days of receipt of each invoice.  The Administrator retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty day period.

4.	Proprietary and Confidential Information

The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Funds’ shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. In case of any requests or demands for inspection of the records of the Funds, the Administrator will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this paragraph.

5.	Limitation of Liability

(a)   UMBFS shall at all times act in good faith and will use commercially reasonable efforts to ensure the accuracy of all Services performed under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable to the other party for any error of judgment or mistake of law or for any loss suffered by the other party in connection with the matters to which this Agreement relates, except for a loss resulting from such party’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by such party of its obligations and duties under this Agreement. Additionally, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Trust or (ii) its reliance on the security valuations without investigation or verification provided by the pricing services, the investment adviser or representatives of the Trust except for a loss resulting from the Administrator’s failure to perform an action (or omit to take an action) in accordance with such instructions, advice, data, documents or information, or (iii) any action taken or omission by a Fund, the Trust, investment adviser(s) or any past or current service provider provided that such action is not (a) the direct result of an action or omission of the Administrator or an affiliate of Administrator and (b) that Administrator and/or the affiliate of the Administrator did not act in good faith and was negligent in taking such action (or omitting to take such action).

(b)   Neither party assumes  responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control.  Each party will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

(c)   The Trust agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Administrator Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Administrator Indemnified Party or for which any Indemnified Party may be held liable (an “Administrator Claim”) arising out of or in any way relating to (i) the Trust’s actions or omissions  in the performance of its duties hereunder except to the extent an Administrator Claim resulted from the Administrator’s willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from an officer or representative of the Trust or other representative of the Trust except for a loss resulting from the Administrator’s failure to perform an action (or omit to take an action) in accordance with such instructions, advice, data, documents or information, or (iii) any action taken by or omission of the Trust, investment adviser or any current service provider provided that such action is not (a) the direct result of an action or omission of the Administrator or an affiliate of Administrator and (b) that Administrator and/or the affiliate of the Administrator did not act in good faith and was negligent in taking such action (or omitting to take such action).

(d)   The Administrator agrees to indemnify and hold harmless the Trust, the Trust’s investment adviser, their employees, agents, officers, directors, affiliates and nominees (collectively, the “Trust Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Trust Indemnified Party or for which any Indemnified Party may be held liable (a “Trust Claim”) arising out of or in any way relating to (i) the Administrator’s actions or omissions in the performance of its duties hereunder except to the extent a Trust Claim resulted from the Trust’s willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; or (ii) any action taken by or omission of the Administrator that causes a material breach to this Agreement.

(e)   In no event and under no circumstances shall any party to this Agreement, its affiliates or any of its or their respective officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.  The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.	Term

(a)   This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date this Agreement is executed and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed.  This Agreement shall continue in effect with respect to each Fund until October 17, 2013 (the “Initial Term”) and shall continue in force for successive one-year periods thereafter (“Renewal Terms”), but only so long as such continuance is approved by the Trust and by the Board.

(b)   The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Trust.

(c)   In the event this Agreement is terminated by the Trust prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall be obligated to pay UMBFS the remaining balance of the fees payable to UMBFS under this Agreement through the end of the Initial Term or Renewal Term, as applicable.  Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than sixty (60) days prior to the end of the respective term.  Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation of a Fund or the Trust, UMBFS, upon the written request of the Trust, shall deliver the records of the Trust to the Trust or its successor administrator and fund accountant in a form that is consistent with UMBFS’ applicable license agreements at the expense of the Trust, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator.  In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust or a Fund, and the Trust requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.	Non-Exclusivity

The services of the Administrator rendered to the Trust are not deemed to be exclusive.  The Administrator may render such services and any other services to others, including other investment companies.  The Trust recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Administrator or its affiliates may enter into other agreements with such other entities.

8.	Governing Law; Invalidity

This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:  Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Trust shall be sent to Vericimetry Funds, Vericimetry Advisors LLC, 800 Wilshire Boulevard, Suite 300, Los Angeles, CA, 90017, Attention: Stacey Helmeyer, Chief Compliance Officer.

10.	Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.	Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund.  All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.  The Fund’s Agreement and Declaration of Trust is on file with the Secretary of State of Delaware.

12.	Assignments

This Agreement shall not be assignable by either party without the written consent of the other party.

13.	Miscellaneous

(a)   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(b)   The Trust hereby grants to the Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

VERICIMETRY FUNDS
(the “Trust”)

By:	/s/ Glenn S. Freed
President

UMB FUND SERVICES, INC.
(the “Administrator”)

By:	/s/ John P. Zader
Chief Executive Officer

Schedule A
to the
Administration and Fund Accounting Agreement
by and between
Vericimetry Funds
and
UMB Fund Services, Inc.

Name of Funds

Vericimetry U.S. Small Cap Value Fund

Schedule B
to the
Administration and Fund Accounting Agreement
by and between
Vericimetry Funds
and
UMB Fund Services, Inc.

SERVICES

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will:

▪	provide office space, facilities, equipment and personnel to carry out its services under this Agreement;

▪	compile data for prepare and file, with respect to the Funds, timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR;

▪
prepare, review and file the financial statements for the Funds’ Annual and Semi-Annual Reports included in Form N-CSR and/or as required under the Sarbanes-Oxley Act, assist in compiling exhibits and disclosures for Form N-CSR as requested by the investment adviser;

▪	prepare, review and file Form N-Q after each Fund’s first and third fiscal quarter;

▪	oversee filing of the Form N-PX relating to each Fund;

▪
assist in the preparation for execution by the Trust and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants;

▪
prepare the financial statements for the Funds’ Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants;

▪
provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefor) and any amendments thereto, subject to the review of Trust counsel including review of the annual operating expenses, expense tables, Advisor fees and Trustee fees;

▪	determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Trust assets on proper authorization from the Trust;

▪
calculate income factors and daily net asset values of each Fund (i) in accordance with the Trust’s operating documents and valuation and fair value policies and procedures as provided to the Administrator, and (ii) based on security valuations provided by the Trust, the investment adviser and/or pricing service, as provided herein;

▪	Disseminate NAV, distribution, capital gain, return of capital, tax information, 1099 information and related data to fund Transfer Agent, Fund Company, NASDAQ and reporting agencies;

▪
maintain all general ledger accounts and related subledgers; including: journalizing investment, cap stock, income and expense activity, calculating contractual expenses, recording daily expense accruals, determining net income and monitoring/aging income and reclaim receivable balances and maintain tax lots for investment securities;

▪
calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund and report performance and other portfolio information to outside reporting agencies as directed by the Fund’s investment adviser;

▪	prepare annual Fund level and class level budgets and update on a periodic basis;

▪	coordinate the payment of expenses;

▪	establish accruals and provide to the Funds’ Fund Accountant;

▪	provide expense summary reporting, including expense ratios as reasonably requested by the Fund.

▪	perform cash processing and reporting for the Fund including the calculation of available cash and the maintenance of cash and position reconciliations with the Fund’s custodian;

▪	reconcile Fund share and activity to transfer agency records;

•
perform the following investment accounting functions including daily Fund accounting reports as requested by the Fund, processing corporate actions, performing in-kind transactions and providing trade journals, income by security, tax lot information and security  pricing history to Fund;

▪	assist in the acquisition of the Trust’s fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

▪
on a monthly basis, assist the Investment Adviser in monitoring compliance with (i) investment restrictions described in each Fund’s registration statement, (ii) SEC diversification requirements, as applicable, (iii) its status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements;

▪	maintain and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act;

▪
prepare and file state securities qualification/notice compliance filings (with the advice of the Trust’s legal counsel as requested by the Trust), upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amounts of shares to initially and subsequently qualify and the warning threshold to be maintained;

▪	develop with legal counsel and the secretary of the Trust an agenda for each board meeting and, if requested by the Trustees, attend board meetings and prepare minutes;

▪	prepare annual fund level budgets and updates;

▪	prepare Form 1099s for Trustees and fund vendors;

▪	calculate dividend, capital gains distributions and subject to review and approval by the Trust and its independent accountants;

▪	provide facilities, information and personnel as necessary to coordinate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities;

▪
assist the Funds’ independent accountants in the preparation, for execution by the Funds’ officers , and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Funds’ custodian or Transfer Agent, subject to review, approval and signature by the Funds’ officers and the Funds’ independent accountants;

▪	perform the following tax services: Perform tax equalization distributions if necessary and calculate wash sales and excise taxes;

▪	assist the Funds in monitoring and maintaining documentation associated with Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes; and

▪	assist generally in the Trust’s administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.  These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider of the Fund.  To the extent the Administrator agrees to take such actions pursuant to the Trust’s request, those actions taken shall be deemed part of the Schedule B.

Schedule C
to the
Administration and Fund Accounting Agreement
by and between
Vericimetry Funds
and
UMB Fund Services, Inc.